UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2021

Talis Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-40047	46-3122255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Constitution Drive Menlo Park, California 94025
(Address of principal executive offices, including zip code)

(650) 433-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TLIS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Separation of Chief Executive Officer

On August 30, 2021 (the “Effective Date”), Talis Biomedical Corporation (the “Company”) announced that, effective as of the Effective Date, Brian Coe resigned from his position as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”).  In connection with Mr. Coe’s resignation, the Company entered into a separation and consulting agreement with Mr. Coe (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Coe will provide consulting and advisory services to the Company through May 31, 2022 (the “Consulting Period) for a monthly fee of $31,250, payment of COBRA premiums during the Consulting Period (subject to early termination), and continued vesting of all outstanding equity awards during the Consulting Period.  Following the termination of the Consulting Period, provided that Mr. Coe has not been terminated for Cause (as defined in the Separation Agreement) and subject to receipt of an effective release of claims against the Company, Mr. Coe will receive a lump sum payment of $375,000 and continued payment of COBRA premiums for 12 months (subject to early termination).  In addition, the Separation Agreement provides that Mr. Coe will be (i) indemnified by the Company in respect of services provided by Mr. Coe to the Company during the Consulting Period and (ii) paid his 2021 annual bonus prorated through the Effective Date.  The benefits Mr. Coe may receive pursuant to the Separation Agreement are in lieu of any benefits that Mr. Coe may be eligible to receive under the Company’s Severance and Change in Control Plan (a copy of which is filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-252360), filed with the Securities and Exchange Commission on February 8, 2021).

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Separation Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021 to be filed with the Securities and Exchange Commission.

Appointment of Interim Chief Executive Officer

On August 27, 2021, the Board appointed Kimberly J. Popovits as Interim Chief Executive Officer of the Company, effective as of the Effective Date.  Ms. Popovits has served as a director on the Board and in connection with her appointment as Interim Chief Executive Officer and in order for the Company to remain in compliance with requirements for Board independence, Ms. Popovits resigned from the Board and each committee of the Board on which she served, effective as of the Effective Date.  In her role as the Interim Chief Executive Officer, Ms. Popovits’ annual base salary will be $375,000 and she will be eligible for a target bonus equal to 40% of her base salary.  The Company granted Ms. Popovits an option to purchase 550,000 shares of the Company’s common stock (the “Option”), which Option shall vest in 12 equal monthly installments beginning on the Effective Date.  The Option shall cease vesting upon the commencement of full-time employment of the Company’s Chief Executive Officer (the “CEO Start Date”), provided, that; the vesting of the Option shall be accelerated to the greater of (i) 275,000 shares and (ii) the number of shares that would have been vested on the date three months following the CEO Start Date, in each case, subject to and contingent upon the CEO Start Date.  Ms. Popovits will continue to vest in outstanding equity awards granted in connection with her service as a member of the Board but will not receive any additional cash retainers payable to non-employee members of the Board during her period of service as the Interim Chief Executive Officer.

Ms. Popovits is the former Chair of the Board of Directors, President and Chief Executive Officer of Genomic Health. Under her leadership Genomic Health became the world’s leading provider of genomic-based diagnostic tests that optimized the treatment of cancer, resulting in an acquisition by Exact Sciences Corporation in November 2019. Prior to joining Genomic Health in 2002, Ms. Popovits held several senior management roles at Genentech where she led the commercialization of 14 new therapeutics over 15 years.  Ms. Popovits serves on the Board of Directors of 10x Genomics, Inc. and Kiniksa Pharmaceuticals, Ltd.  The full biography and other information with respect to Ms. Popovits required by Item 5.02 of Form 8-K are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2021 under “Item 10. Directors, Executive Officers and Corporate Governance” and such biography and information are incorporated herein by reference.

On August 30, 2021, the Company issued a press release announcing Ms. Popovits appointment as Interim Chief Executive Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated August 30, 2021.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2021	TALIS BIOMEDICAL CORPORATION

	By:	/s/ J. Roger Moody, Jr.
J. Roger Moody, Jr.
Chief Financial Officer